UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/09/2006

R. R. DONNELLEY & SONS COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4694

DE	361004130
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 S. Wacker Dr., Chicago, IL 60606
(Address of principal executive offices, including zip code)

312-326-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 11, 2006, R.R. Donnelley & Sons Company (the "Company") and Dean E. Cherry, the Company's Group President, Integrated Print Communications & Global Solutions, executed an agreement (the "Separation Agreement") whereby Mr. Cherry's employment with the Company will terminate effective as of October 31, 2006 (the "Separation Date"). Pursuant to the Separation Agreement:

-- Mr. Cherry will receive a severance payment of $1.825 million payable over 12 months beginning 6 months after the Separation Date;

-- all of Mr. Cherry's unvested restricted stock units and shares of restricted stock will fully vest on the Separation Date;

-- Mr. Cherry will be entitled to receive payments under his Performance Share Units (based upon the Company's performance) at the time payment is made to other holders of the Company performance unit awards;

-- Mr. Cherry will receive an additional lump sum severance payment in the amount of $720,000, payable six months and one day after the Separation Date, subject to the Company achieving its 2006 Earnings per Share goal; and

-- Mr. Cherry will receive eighteen months of health benefits, outplacement services, tax and financial planning services and club membership access.

-- All preceding amounts will be subject to applicable withholding taxes.

The Separation Agreement also has provisions regarding noncompetition and non-solicitation of customers and employees of the Company by Mr. Cherry for 18 months following the Separation Date and a release by Mr. Cherry of the Company from any claims that existed or may have existed at any time up to the Separation Date.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On October 9, 2006, the Company and Mr. Cherry determined that Mr. Cherry's employment with the Company as Group President, Integrated Print Communications & Global Solutions would terminate. Subsequently on October 11, 2006 the Company and Mr. Cherry entered into the Separation Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: October 13, 2006	By:	/s/ Suzanne S. Bettman
Suzanne S. Bettman
Senior Vice President and General Counsel